UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional materials

☐	Soliciting Material Pursuant to § 240.14a-12

SUPERCONDUCTOR TECHNOLOGIES INC.
(Name of Registrant as Specified in Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON October 27, 2016

To Our Stockholders:

The Annual Meeting of Stockholders (our “Annual Meeting”) of Superconductor Technologies Inc. will be held on Thursday, October 27, 2016, at 9:00 a.m., local time, at our offices at 9101 Wall Street, Austin, Texas 78754 for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect one (1) Class 3 director to hold office until our 2019 Annual Meeting of Stockholders or until his or her successor is elected and qualified;

2.	To approve, on an advisory basis, our executive compensation;

3.	To ratify the appointment of Marcum LLP as our independent registered public accounting firm for 2016; and

4.	To transact such other business as may properly come before our Annual Meeting or any adjournment(s) or postponement(s) thereof.

Only stockholders of record at the close of business on September 7, 2016 are entitled to notice of and to vote at our Annual Meeting. A list of stockholders as of this date will be available during normal business hours for examination at our offices by any stockholder for any purpose relevant to our Annual Meeting for a period of ten days prior to the Annual Meeting.

All stockholders are urged to attend our Annual Meeting in person or vote by proxy. YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND OUR ANNUAL MEETING IN PERSON, PLEASE SIGN AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT OUR ANNUAL MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS. The proxy is revocable at any time prior to its exercise and will not affect your right to vote in person in the event you attend our Annual Meeting.

By Order of the Board of Directors,

JEFFREY A. QUIRAM
President and Chief Executive Officer

Austin, Texas

September 20, 2016

Important Notice Regarding Availability of Proxy Materials for the

2016 Annual Meeting of Stockholders to be Held on October 27, 2016

Our Proxy Statement, Annual Report on Form 10-K, as amended, and proxy card are available on the Internet at http://www.proxyvote.com and at the “SEC Filings” section under the “Investors” tab on our corporate website at http:// www.suptech.com.

9101 Wall Street

Austin, Texas 78754

(512) 334-8900

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 27, 2016

INTRODUCTION

This Proxy Statement contains information related to the solicitation of proxies by and on behalf of the Board of Directors of Superconductor Technologies Inc. (our “Board”) for use in connection with our Annual Meeting of Stockholders to be held on Thursday, October 27, 2016, beginning at 9:00 a.m., local time, at our offices located at 9101 Wall Street, Austin, Texas 78754, and at any and all adjournments or postponements thereof (our “Annual Meeting”). At our Annual Meeting, stockholders will be asked to consider and vote upon the following proposals: (i) the election of one (1) Class 3 director to hold office until our 2019 Annual Meeting of Stockholders or until his or her successor is elected and qualified; (ii) the approval, on an advisory basis, of our executive compensation, (iii) the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for 2016; and (iv) the transaction of such other business as may properly come before our Annual Meeting. This Proxy Statement and the accompanying proxy card are being mailed to stockholders of record on or about September 22, 2016.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date

Only holders of record of our common stock at the close of business on September 7, 2016 (the “Record Date”) are entitled to notice of our Annual Meeting and to vote at our Annual Meeting. As of the Record Date, we had 3,276,782 shares of our common stock issued and outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to our Secretary, at or before the taking of the vote at our Annual Meeting, a written notice of revocation or a duly executed proxy bearing a later date or by attending our Annual Meeting and voting in person.

Voting and Solicitation

Each share of our common stock is entitled to one vote on all matters presented at our Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

Shares of common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, properly executed unrevoked proxies will be voted: (i) FOR the election of the nominee in this Proxy Statement for Class 3 director (ii) FOR the resolution approving, on an advisory basis, our executive compensation, and (iii) FOR the ratification of the selection of Marcum LLP as our independent registered public accounting firm for 2016. No other business is expected to come before our Annual Meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the enclosed proxy card will vote such proxy in accordance with the recommendation of our Board.

If you will not be able to attend our Annual Meeting to vote in person, please vote your shares by completing and returning the accompanying proxy card or by voting electronically via the Internet or by telephone. To vote by mail, please mark, sign and date the accompanying proxy card and return it promptly in the enclosed postage paid envelope. To vote by Internet, go to www.proxyvote.com. To vote by telephone, call 1-800-690-6903, and follow the instructions to cast your vote. For voting by Internet or telephone, you will need to have your 12-digit control number located on your proxy card. Please do not return the enclosed paper ballot if you are voting by Internet or telephone.

We intend to solicit proxies primarily by mail. However, directors, officers, agents and employees may communicate with stockholders, banks, brokerage houses and others by telephone, e-mail, in person or otherwise to solicit proxies. We have no present plans to hire specially engaged employees or paid solicitors to assist in obtaining proxies, but reserve the option to do so. All expenses incurred in connection with this solicitation will be borne by us. We request that brokerage houses, nominees, custodians, fiduciaries and other like parties forward the soliciting materials to the underlying beneficial owners of our common stock. We will reimburse reasonable charges and expenses in doing so.

Quorum; Abstentions; Broker Non-Votes

The required quorum for the transaction of business at our Annual Meeting is the holders of a majority of the stock issued and outstanding on the Record Date and entitled to vote at our Annual Meeting, present in person or by proxy.

Shares that are voted “FOR” or “AGAINST” a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at our Annual Meeting with respect to such matter.

An abstention is the voluntary act of not voting by a stockholder who is present at a meeting and entitled to vote.

Broker non-votes are shares held in street name for which a broker returns a proxy card but indicates that instructions have not been received from the beneficial owners or other persons entitled to vote and for which the broker does not have discretionary voting authority.

Abstentions and broker non-votes will count toward the presence of a quorum. Refer to each proposal for a discussion of the effect of abstentions and broker non-votes on the results of each proposal.

If your shares of common stock are held by a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee to have your shares of common stock voted. If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, then your shares will be voted as you direct. If you do not give instructions, then for the ratification of the independent registered public accounting firm, the broker may vote your shares in its discretion, but for the election of directors the broker may not be entitled to vote your shares at all.

Deadline for Receipt of Stockholder Proposals for 2017 Annual Meeting of Stockholders

Pursuant to Rule 14a-8 of the Securities and Exchange Commission (“SEC”), proposals by eligible stockholders that are intended to be presented at our 2017 Annual Meeting of Stockholders must be received by our Corporate Secretary at Superconductor Technologies Inc., 9101 Wall Street, Austin, Texas 78754 not later than May 23, 2017 in order to be considered for inclusion in our proxy materials.

Stockholders intending to present a proposal at our 2017 Annual Meeting of Stockholders must comply with the requirements and provide the information set forth in our amended and restated bylaws. Under our amended and restated bylaws, a stockholder’s proposal must be timely received, which means that a proposal must be delivered to or mailed to our Secretary not less than 90 days prior to the meeting; provided that if less than 100 days’ notice or prior public disclosure of the meeting is given to stockholders, then notice by a stockholder, to be timely received, must be received by our Secretary not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

PROPOSAL ONE

ELECTION OF CLASS 3 DIRECTOR

Our Board currently consists of four directors divided into three classes — Class 1 (Mr. Quiram and Mr. Kaplan), Class 2 (Mr. Davis) and Class 3 (Mr. Halvorson) — with the directors in each class holding office for staggered terms of three years each or until their successors have been duly elected and qualified. Mr. Halvorson’s term expires at the Annual Meeting. Accordingly, one Class 3 director will be elected at our Annual Meeting. The nominee for election as the Class 3 director is Mr. Halvorson. The Class 3 director will serve until our 2019 Annual Meeting of Stockholders or until his or her successor is elected and qualified. Assuming the nominee is elected, we will have four directors serving as follows:

Class 1 directors : Jeffrey A. Quiram and Martin A. Kaplan	Terms expire at our 2017 annual meeting of stockholders.
Class 2 director : Lynn J. Davis	Term expires at our 2018 annual meeting of stockholders.
Class 3 director : Dan L. Halvorson	Term expires at our 2019 annual meeting of stockholders.

The accompanying proxy card grants the proxy holder the power to vote the proxy for a substitute nominee in the event that the nominee becomes unavailable to serve as a Class 3 director. Management presently has no knowledge that the nominee will refuse or be unable to serve as a Class 3 director for the prescribed term.

Required Vote

Directors are elected by a “plurality” of the shares voted. Plurality means that the nominee with the largest number of votes is elected, up to the maximum number of directors to be chosen (in this case, one director). Stockholders can either vote “for” the nominee or withhold authority to vote for the nominee. However, shares that are withheld will have no effect on the outcome of the election of directors. Abstentions and broker non-votes also will not have any effect on the outcome of the election of the directors.

Board Recommendation

Our Board Recommends a Vote “For” Mr. Halvorson.

CORPORATE GOVERNANCE AND BOARD MEETINGS AND COMMITTEES

Corporate Governance Policies and Practices

The following is a summary of our corporate governance policies and practices:

•

Our Board has determined that all of our directors, other than Mr. Quiram, are independent as defined by the rules of the SEC and The NASDAQ Stock Market (“NASDAQ”). Our Audit Committee, Compensation Committee and Governance and Nominating Committee each consists entirely of independent directors under the rules of the SEC and NASDAQ.

•

We have a Code of Business Conduct and Ethics for all of our employees, including our Chief Executive Officer and Chief Financial Officer. If we amend any provision of our Code of Business Conduct and Ethics that applies to our Chief Executive Officer or Chief Financial Officer (or any persons performing similar functions), or if we grant any waiver (including an implicit waiver) from any provision of our Code of Business Conduct and Ethics to our Chief Executive Officer or Chief Financial Officer (or any persons performing similar functions), we will disclose those amendments or waivers on our website at www.suptech.com/Investors/Corporate Governance/Amendments and Waivers to the Code of Conduct within four business days following the date of the amendment or waiver.

•	Our Audit Committee reviews and approves all related-party transactions.

•

As part of our Code of Business Conduct and Ethics, we have made a “whistleblower” hotline available to all employees for anonymous reporting of financial or other concerns. Our Audit Committee receives directly, without management participation, all hotline activity reports concerning accounting, internal controls or auditing matters.

Board Leadership Structure and Role in Risk Oversight

Our Board’s current policy is to separate the role of Chairman of our Board and Chief Executive Officer. Our Board believes that this structure combines accountability with effective oversight. This structure also allows us to benefit from the experience and knowledge of our Chairman, who has been on our Board since 2002, while reflecting the responsibilities and contributions of our Chief Executive Officer. In addition, we believe that the independence of our Chairman provides additional oversight over the decisions of our management and places additional control in the hands of our independent directors.

Our Board is actively involved in overseeing our risk management through our Audit Committee. Under its charter, our Audit Committee is responsible for inquiring of management and our independent auditors about significant areas of risk or exposure and assessing the steps management has taken to minimize such risks. Our Board’s role in risk oversight has not affected our Board’s determination that the separation of roles of Chairman and Chief Executive Officer is most appropriate for our company.

Stockholder Communications with Directors

Stockholders who want to communicate with our Board or with a particular director or committee may send a letter to our Secretary at Superconductor Technologies Inc., 9101 Wall Street, Austin, Texas 78754. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters should state whether the intended recipients are all members of our Board or just certain specified individual directors or a specified committee. The Secretary will circulate the communications (with the exception of commercial solicitations) to the appropriate director or directors. Communications marked “Confidential” will be forwarded unopened.

Attendance at Annual Meetings of Stockholders

We expect that all of our Board members attend our annual meetings of stockholders in the absence of a showing of good cause for failure to do so. All of the members of our Board attended our 2015 annual meeting of stockholders in person.

Board Meetings and Committees

During 2015, each of our directors attended at least 75% of the aggregate of (i) the total number of Board meetings and (ii) the total number of meetings of the committees on which the director served.

Board of Directors

Our Board held a total of four meetings during 2015. Our Board has three standing committees — an Audit Committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934 (our “Audit Committee”), a Compensation Committee (our “Compensation Committee”) and a Governance and Nominating Committee (our “Nominating Committee”). Our Audit Committee, Compensation Committee and Nominating Committee each have a charter, which is available at the “Corporate Governance” section under the “Investors” tab on our website at www.suptech.com.

Audit Committee

The principal functions of our Audit Committee are to hire our independent public auditors, to review the scope and results of the year-end audit with management and the independent auditors, to review our accounting principles and our system of internal accounting controls and to review our annual and quarterly reports before filing them with the SEC. Our Audit Committee met eight times during 2015. The current members of our Audit Committee are Messrs. Halvorson (Chairman), Kaplan and Davis.

Our Board has determined that all members of our Audit Committee are “independent” as defined under the rules of the SEC and the listing standards of NASDAQ. Our Board has determined that Mr. Halvorson is an “audit committee financial expert.”

Compensation Committee

Our Compensation Committee reviews and approves salaries, bonuses and other benefits payable to our executive officers and administers our management incentive plan. Our Compensation Committee makes all compensation decisions with respect to our Chief Executive Officer and makes recommendations to our Board regarding non-equity compensation and equity awards to our other named executive officers (set forth below under “Executive Compensation — Summary Compensation Table”) and all other elected officers. In doing so, with respect to named executive officers other than the Chief Executive Officer, our Compensation Committee generally receives a recommendation from our Chief Executive Officer and other officers as appropriate. Our Chief Executive Officer also generally recommends the number of options or other equity awards to be granted to executive officers, within a range associated with the individual executive’s salary level, and presents this to our Compensation Committee for its review and approval.

Our Compensation Committee uses available data to review and compare our compensation levels to market compensation levels, taking into consideration the other companies’ size, the industry, and the individual executive’s level of responsibility, as well as anecdotal data regarding the compensation practices of other employers. We do not annually benchmark our executive compensation against a defined peer group, since we believe that defining such a group is difficult and would not materially affect our decisions. Our Compensation Committee does not generally hire an outside consulting firm to assist with compensation, as we believe that the value of doing so is exceeded by the costs. No compensation consultant was engaged to provide advice or recommendations on our executive or director compensation for 2015.

Our Compensation Committee also reviews the compensation of directors and recommends to our Board the amounts and types of cash to be paid and equity awards to be granted to our directors.

Our Compensation Committee met four times during 2015. The current members of our Compensation Committee are Messrs. Davis (Chairman), Kaplan and Halvorson. Our Board has determined that all members of our Compensation Committee are “independent” as defined under the rules of the SEC and the listing standards of NASDAQ. Our Compensation Committee will only delegate its authority to the extent consistent with our certificate of incorporation and bylaws and applicable laws, regulations and listing standards.

Our Compensation Committee created the Stock Option Committee (our “Stock Option Committee”) consisting of two members — our Compensation Committee Chairman and the Chief Executive Officer. The purpose of our Stock Option Committee is to facilitate the timely granting of stock options in connection with hiring, promotions and other special situations, and therefore our Stock Option Committee meets only periodically as certain events occur. Our Stock Option Committee is empowered to grant options to non-executive employees up to a preset annual aggregate limit (8,000 shares for 2015). The Stock Option Committee met once during 2015. Our Compensation Committee supervises these grants and retains exclusive authority for all executive officer grants and the annual employee grants. The current members of our Stock Option Committee are Messrs. Davis (Chairman) and Quiram.

Governance and Nominating Committee

Our Nominating Committee is responsible for overseeing and, as appropriate, making recommendations to our Board regarding, membership and constitution of our Board and its role in overseeing our affairs. Our Nominating Committee is responsible for proposing a slate of directors for election by the stockholders at each annual meeting and for proposing candidates to fill any vacancies. Our Nominating Committee is also responsible for the corporate governance practices and policies of our Board and its committees. The current members of our Nominating Committee are Messrs. Kaplan (Chairman), Davis, and Halvorson. Our Nominating Committee met four times in 2015. Our Board has determined that all members of our Nominating Committee are “independent” as defined under the rules of the SEC and the listing standards of NASDAQ.

Our Nominating Committee manages the process for evaluating current Board members at the time they are considered for re-nomination. After considering the appropriate skills and characteristics required on our Board, the current makeup of our Board, the results of the evaluations, and the wishes of our Board members to be re-nominated, our Nominating Committee recommends to our Board whether those individuals should be re-nominated.

Our Nominating Committee periodically reviews with our Board whether it believes our Board would benefit from adding a new member(s), and if so, the appropriate skills and characteristics required for the new member(s). If our Board determines that a new member would be beneficial, our Nominating Committee solicits and receives recommendations for candidates and manages the process for evaluating candidates. All potential candidates, regardless of their source (including candidates recommended by security holders), are reviewed under the same process. Our Nominating Committee (or its chair) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with viable candidates are scheduled with Nominating Committee members, other members of our Board and senior members of management. Upon completion of these interviews and other due diligence, our Nominating Committee may recommend to our Board the election or nomination of a candidate.

Candidates for independent Board members have typically been found through recommendations from directors or others associated with us. Our stockholders may also recommend candidates by sending the candidate’s name and resume to our Nominating Committee under the provisions set forth above for communication with our Board. No such suggestions from our stockholders were received in time for our Annual Meeting.

Our Nominating Committee has no predefined minimum criteria for selecting Board nominees, although it believes that (i) all directors should share qualities such as: an ability to make meaningful contributions to our board; independence; strong communication and analytical skills; and a reputation for honesty and ethical conduct; and (ii) independent directors should share qualities such as: experience at the corporate, rather than divisional level, in multi-national organizations as large as or larger than us; and relevant, non-competitive experience. Our Nominating Committee does not have a formal policy with respect to diversity. However, our Nominating Committee and our Board believe that it is important that we have Board members whose diversity of skills, experience and background are complementary to those of our other Board members. In considering candidates for our Board, our Nominating Committee considers the entirety of each candidate’s credentials. In any given search, our Nominating Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of our Board and our perceived needs. However, during any search, our Nominating Committee reserves the right to modify its stated search criteria for exceptional candidates.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and significant stockholders (defined by statute as stockholders beneficially owning more than 10% of our common stock) to file with the SEC initial reports of beneficial ownership, and reports of changes in beneficial ownership, of our common stock. Directors, executive officers and significant stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of Forms 3, 4 and 5 (and amendments thereto) filed with the SEC and submitted to us, and on written representations by certain directors and executive officers received by us, we believe that all of our executive officers, directors and significant stockholders complied with all applicable filing requirements under Section 16(a) during 2015, except Jeffrey A. Quiram, Martin A. Kaplan, Lynn J. Davis, Dan L. Halvorson, William J. Buchanan, Robert L. Johnson, Adam L. Shelton, Kenneth E. Pfeiffer each filed one late Form 4 on November 12, 2015 reporting a transaction on November 9, 2015.

NON-EMPLOYEE DIRECTOR COMPENSATION

Summary of Compensation

Our directors who are also employees do not receive additional compensation for their service on our Board. Our Board maintains a written compensation policy for our non-employee directors. Each director other than our Chairman of the Board receives an annual cash retainer of $20,000, and our Chairman of the Board receives an annual cash retainer of $40,000. The annual cash retainer is paid bi-annually and requires that the director attend at least 75% of our Board meetings. Each director receives a $5,000 annual retainer for service as a member of our four standing committees. In addition, new directors receive an initial grant of 1,667 shares of our common stock on the date that they join our Board and, on the date of each annual meeting of stockholders, each director (other than our Chairman of the Board) receives an annual equity grant of 667 shares of our common stock and our Chairman of the Board receives an annual equity grant of 1,000 shares (the foregoing share amounts as adjusted for our July 2016 reverse stock split). Initial equity grants vest in three equal installments, on each anniversary of the grant date, and annual grants vest in two equal installments, on each anniversary of the grant date. Our Board provides an additional $15,000 annual retainer (which is paid bi-annually) as compensation for service as chairman of our Audit Committee and an additional $10,000 annual retainer for service as chairman of each of our Compensation Committee and Nominating Committee.

Non-employee directors do not receive compensation from us other than as a director or as committee member. There are no family relationships among our directors and executive officers.

Non-employee Director Compensation Table

The following table summarizes the compensation paid to our non-employee directors for 2015:

Name	Fees earned or paid in cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Total ($)
Martin A. Kaplan	60,000	—	9,053	69,053
Lynn J. Davis	40,000	—	6,035	46,035
Dan L. Halvorson	45,000	—	6,035	51,035

(1)	The amounts in this column represent the aggregate grant date fair value of the shares of restricted common stock calculated in accordance with Accounting Standards Codification (“ASC”) 718, under the assumptions included in Note 5 to our audited financial statements for the year ended December 31, 2015 included in our Annual Report on Form 10-K, as amended. As of December 31, 2015: (i) Mr. Kaplan had 5,767 options to purchase common stock and 833 unvested shares of restricted common stock; (ii) Mr. Davis had 4,436 options to purchase common stock and 555 unvested shares of restricted common stock and; (iii) Mr. Halvorson had 2,666 options to purchase common stock and 1,444 unvested shares of restricted common stock.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding those individuals currently serving as our directors (or nominated to serve as a director) and executive officers as of September 7, 2016:

Name	Age	Position
Martin A. Kaplan (1)(2)(3)	78	Chairman of the Board
Lynn J. Davis (1)(2)(3)(4)	69	Director
Dan L. Halvorson (1)(2)(3)	51	Director
Jeffrey A. Quiram (4)	56	President, Chief Executive Officer and Director
William J. Buchanan	68	Chief Financial Officer (Principal Financial and Accounting Officer)
Kenneth E. Pfeiffer	48	Vice President, Engineering
Robert L. Johnson	65	Senior Vice President, Operations
Adam L. Shelton	49	Vice President, Product Management and Marketing

(1)	Member of our Audit Committee.
(2)	Member of our Compensation Committee.
(3)	Member of our Governance and Nominating Committee.
(4)	Member of our Stock Option Committee.

Each of our directors, including our current nominee, was nominated based on the assessment of our Nominating Committee and our Board that he has demonstrated: an ability to make meaningful contributions to our Board; independence; strong communication and analytical skills; and a reputation for honesty and ethical conduct. Our Board consists of, and seeks to continue to include, persons whose diversity of skills, experience and background are complementary to those of our other directors.

Martin A. Kaplan has served on our board since 2002 and was named Chairman of the Board in October 2010. From 2000 through 2012, Mr. Kaplan was Chairman of the Board of JDS Uniphase, Inc. (“JDSU”), a telecommunications equipment company, where he remained a director until August 2015. In August 2015, JDSU spun off its communications and commercial optical products business into the publicly-traded company Lumentum Holdings Inc., at which time Mr. Kaplan resigned from the JDSU Board and became Chairman of the Board of Lumentum Holdings Inc. In a career spanning 40 years, Mr. Kaplan last served as Executive Vice-President of the Pacific Telesis Group, which became a subsidiary of SBC Communications in 1997. Mr. Kaplan has served as a director of a number of other public and private companies. Mr. Kaplan earned a B.S. in engineering from California Institute of Technology. Our Board has determined that Mr. Kaplan is qualified to serve as a director because he has extensive business leadership and board experience.

Lynn J. Davis has served on our Board since 2005. He served as President, Chief Operating Officer and director of August Technology, a manufacturer of inspection equipment for the semiconductor fabrication industry from 2005 to 2006. From 2002 to 2004, he was a partner at Tate Capital Partners Fund, LLC, a private investment firm he co-founded. Prior to Tate, Mr. Davis was an employee of ADC Telecommunications for 28 years, serving in 14 management positions, including Corporate President, Group President and Chief Operating Officer. He is also Chairman of the Board of Directors of Flexsteel Industries Inc., a furniture manufacturer. Mr. Davis holds a B.S. in electrical engineering from Iowa State University and an M.B.A. from the University of Minnesota. Our Board has determined that Mr. Davis is qualified to serve as a director because he has extensive knowledge in various management roles in the telecommunications industry, including manufacturing, sales and marketing. In addition, as a venture capitalist, Mr. Davis has worked with smaller companies and brings a valuable entrepreneurial approach to management and compensation issues.

Dan L. Halvorson joined our Board in March 2014. Mr. Halvorson is currently the Executive Vice President and Chief Financial Officer for Ingenu, Inc., the pioneer in delivering connectivity exclusively to machines, in the Internet of Things space. Mr. Halvorson recently served as the Executive Vice President and

Chief Financial Officer for OneRoof Energy, Inc. from 2013 through May 2016, and as Executive Vice President-Operations and Chief Financial Officer for DivX, Inc. from 2007 until its acquisition by Sonic Solutions in late 2010. Prior to joining DivX, he served at Novatel Wireless, Inc., from 2000 to 2007, most recently as its Chief Financial Officer. He was Director of Finance for Dura Pharmaceuticals, Inc. from 1998 to 2000, when the company was acquired by Elan Corporation and Director of Finance for Alliance Pharmaceutical Corp. from 1996 to 1998. From 1988 to 1994, Mr. Halvorson was with Deloitte & Touche LLC, and subsequently, with PriceWaterhouseCoopers LLP from 1994 until he joined Alliance Pharmaceutical Corp. in 1996. Mr. Halvorson is a certified public accountant (inactive) and holds a B.S. in Business Administration and Accounting from San Diego State University. Our Board has determined that Mr. Halvorson is qualified to serve as a director because he has extensive knowledge about public and financial accounting matters.

Jeffrey A. Quiram has served on our Board, and has been our President and Chief Executive Officer, since 2005. From 1991 to 2004, Mr. Quiram served ADC Telecommunications in a variety of management roles, including Vice President of its wireless business unit. Mr. Quiram has a B.S. in Quantitative Methods and Computer Science from College of St. Thomas, and an M.B.A. from University of Minnesota. Our Board has determined that Mr. Quiram is qualified to serve as a director because he has extensive knowledge about product development, business planning, and complex manufacturing. In addition, he has extensive knowledge about our corporate operations and market activities from serving as our Chief Executive Officer.

William J. Buchanan has been our Chief Financial Officer since May 2010. Mr. Buchanan joined us in 1998 and served as our Controller from 2000 to May 2010. For 16 years prior to joining us, he was a self-employed private investor and investment advisor. For the nine years prior to that, he served in various executive and accounting positions with Applied Magnetics Corp and Raytheon Co. Mr. Buchanan holds a B.A. in Economics from California State University, Fresno.

Robert L. Johnson has been our Senior Vice President, Operations since 2004. Mr. Johnson joined us in 2000 as Vice President of Wireless Manufacturing. From 1996 to 2000, Mr. Johnson was the Director and General Manager of Schlumberger ATE. From 1990 to 1996, he served as Vice President and General Manager of Harman International Industries. Mr. Johnson studied industrial engineering at Arizona State University.

Adam L. Shelton has been our Vice President, Product Management and Marketing since 2006. From 2005 to 2006, Mr. Shelton was the Senior Director of Marketing for Motorola. From 2003 to 2005, he was the Senior Director of Marketing for Advanced Fibre Communications (AFC), now Tellabs. Mr. Shelton also held various management and executive management positions with Mahi Networks, ATU Communications and Bell Canada. Mr. Shelton graduated with dean’s honors as a Civil Engineering Technologist from Seneca College in Toronto, Canada.

Kenneth E. Pfeiffer has been our Vice President, Engineering since 2012. From 2009 to 2011, Mr. Pfeiffer was Vice President, Engineering at Veeco Instruments Inc. From 2006 to 2009, Mr. Pfeiffer was the Director of Equipment Engineering for HelioVolt Corporation. Prior to that, Mr. Pfeiffer held various engineering and management positions at Active Power, Inc. and Applied Materials, Inc. Mr. Pfeiffer obtained a B.S. Mechanical Engineering degree from Texas A&M University in 1990 and a M.S. Mechanical Engineering from the University of Texas in 1994. He also holds a Master’s in Business Administration degree from the University of Texas at Austin.

VOTING SECURITIES OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of September 7, 2016 by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors, (iii) each of our executive officers named in the table under “Executive Compensation — Summary Compensation Table,” and (iv) all of our directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, (i) the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable, and (ii) the address of each person is c/o Superconductor Technologies Inc., 9101 Wall Street, Austin, Texas 78754.

Name	Number of Shares (1)		Percentage Ownership
Kopp Family Office, LLC 8400 Normandale Lake Boulevard, Suite 1450 Bloomington, Minnesota 55437	503,501	(2)	15.4%
Jeffrey A. Quiram	37,317		1.1%
William J. Buchanan	17,703		*
Robert L. Johnson	20,922		*
Adam L. Shelton	21,001		*
Kenneth E. Pfeiffer	18,806		*
Lynn J. Davis	2,800		*
Martin A. Kaplan	3,376		*
Dan L. Halvorson	2,333		*
All executive officers and directors as a group (8 persons)	124,558		3.7%

*	Less than 1%.
(1)	Includes shares issuable upon the exercise of stock options that are exercisable within 60 days of September 7, 2016 as follows: Mr. Quiram, 20,123 shares; Mr. Buchanan, 9,720 shares; Mr. Johnson, 11,132 shares; Mr. Shelton, 11,180 shares; Mr. Pfeiffer, 10,424 shares; Mr. Davis, 1,189 shares; Mr. Kaplan, 1,188 shares; Mr. Halvorson, 0 shares; and all executive officers and directors as a group, 64,956 shares.
(2)	Based solely on information reported in a Schedule 13G filed with the SEC on September 8, 2016 by Kopp Family Office, LLC (“KFO”), Kopp Holding Company, LLC (“KHCLLC”), and LeRoy C. Kopp (“Mr. Kopp”). KFO, a wholly-owned subsidiary of KHCLLC, may be deemed to beneficial own 489,162 shares. KHCLLC, which is controlled by Mr. Kopp, may be deemed to beneficial owner 500,168 shares. Mr. Kopp may be deemed to beneficially own an aggregate of 503,501 shares, consisting of the shares referenced above with respect to KFO and KHCLLC and additional shares held by the Kopp Family Foundation and other shares held directly or indirectly by Mr. Kopp and his spouse.

Summary Compensation Table

The following table sets forth for 2015, 2014 and 2013 the base salary and other compensation of our (i) President and Chief Executive Officer and (ii) our other two most highly compensated officers for 2015 (our “named executive officers”):

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non- equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
Jeffrey A. Quiram	2015	324,450	—	30,177	—	35,754	390,381
President, Chief	2014	324,450	743,211	—	—	42,814	1,110,475
Executive Officer, Director	2013	324,450	23,387	408,732	—	50,830	807,399

Robert L. Johnson	2015	242,462	—	16,597	—	15,799	274,858
Senior Vice President,	2014	242,462	416,554	—	—	15,274	674,290
Operations	2013	242,462	13,108	227,148	—	14,262	496,980

Adam L. Shelton	2015	247,200	—	16,597	—	4,850	268,647
Vice President Product	2014	247,200	424,692	—	—	4,850	676,742
Management and Marketing	2013	247,200	13,364	227,316	—	1,971	489,851

(1)	The Option Awards and Stock Awards amounts represent the aggregate grant date fair value of the options to purchase common stock or shares of restricted common stock (as applicable) calculated in accordance with ASC 718, under the assumptions included in Note 5 to our audited financial statements for the year ended December 31, 2015 included in our Annual Report on Form 10-K, as amended.
(2)	The All Other Compensation amounts shown reflect the value attributable to term life insurance premiums and company 401(k) matching for each named executive officer as well as other perquisites described below. Each named executive officer is responsible for paying income tax on such amounts. The aggregate dollar amount of perquisites or other personal benefits for Mr. Johnson is less than $10,000. Pursuant to the terms of his employment agreement, Mr. Quiram received $30,213, $37,724 and $45,740 in 2015, 2014 and 2013, respectively, for travel expenses from his home in Minnesota, temporary housing near our Santa Barbara and Austin facilities, the use of an automobile, and special indemnity payments to cover the taxes resulting from the payment or reimbursement of such travel and housing expenses.

Narrative Disclosure To Summary Compensation Table

Employment Agreement

We entered into an employment agreement with Mr. Quiram in 2005, which was amended in 2007. The employment agreement provides for the following:

•	Appointment as our President, Chief Executive Officer and a member of our Board;

•	A base salary, which was $315,000 per year for 2008-2009 and increased to $324,450 during 2010;

•	A bonus of up to 100% of his base salary based upon achievement of annual performance goals to be developed by our Compensation Committee and Mr. Quiram;

•	Accelerated vesting of all his equity grants in the event of an “Involuntary Termination” or “Change of Control” (both as defined in his employment agreement);

•	A severance payment equal to one year’s salary and continued benefits for one year in the event of “Involuntary Termination”;

•

In the event of a “Change of Control,” whether or not he is terminated, Mr. Quiram is entitled to (i) payment of two times his annual base salary, (ii) 24 months of benefits coverage, and (iii) accelerated vesting of all of his outstanding equity grants;

•

Payment or reimbursement of travel expenses from his present home in Minnesota and the lease of an apartment for Mr. Quiram near our Santa Barbara headquarters; and a special indemnity payment for any taxes resulting from the payment or reimbursement of such expenses; and

•	Lease of an automobile.

Change of Control Agreements

We also have “change of control” agreements with Messrs. Johnson and Shelton. These change of control agreements generally provide that, if the employee’s employment is terminated within twenty-four months of a “Change of Control” (as defined in the change of control agreements) either (i) by us for any reason other than death, “Cause” or “Disability” (as both terms are defined in the change of control agreements) or (ii) by the employee for “Good Reason” (as defined in the change of control agreements), then the terminated employee will be entitled to severance benefits salary continuation payments and continuation of health/life insurance benefits for 18 months and accelerated vesting for all outstanding unvested stock options and other equity securities held by the employee. Any payments or distributions made to or for the benefit of the named employees under these change of control agreements will be reduced, if necessary, to an amount that would result in no excise taxes being imposed under Internal Revenue Code Section 4999.

Non-Equity Incentive Compensation

We maintain a bonus plan for executive officers and selected other members of senior management. Under the plan, our Compensation Committee establishes financial and other pertinent objectives for the period and assigns each executive officer an annual target bonus amount based on a percentage of his or her base salary, which ranges from 20% to 100%. Our Compensation Committee also retains the authority to award discretionary bonuses for performance in other aspects of the business not covered by the established goals. Our Compensation Committee decided, based on economic conditions, to not establish financial performance targets under this plan for 2015 (consistent with its prior year’s decision) and to not award cash bonuses based on financial objectives in 2015. Our Compensation Committee did reserve its right to award discretionary bonuses if appropriate; however no bonuses were awarded for 2015.

Equity Grants

For 2015, we made the following grants of restricted stock awards and options to our named executive officers:

Name	Grant Date	Stock Awards: Number of Shares (#)	Option Awards: Number of Shares underlying options (#) (1)	Exercise price of option awards ($/Share)	Grant date Fair Value of Stock & Option Awards ($) (1)
Jeffrey A Quiram	11/09/2015	—	13,333	3.30	30,177

Robert L Johnson	11/09/2015	—	7,333	3.30	16,597

Adam L Shelton	11/09/2015	—	7,333	3.30	16,597

(1)	The value of a stock award or stock option award is based on the fair market value as of the grant date of such award determined pursuant to ASC 718. Stock awards consist of restricted stock awards. The exercise price for all options granted to the named executive officers is 100% of the fair market value of the shares on the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding options and unvested shares of restricted stock on December 31, 2015:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exerciseable (1)	Number of Securities Underlying Unexercised Options(#) Unexerciseable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Jeffrey A Quiram	278	—		921.60	2/20/2018	—		—
	204	—		921.60	2/20/2018	—		—
	183	—		471.60	5/6/2020	—		—
	587	—		284.40	1/25/2021	—		—
	253	—		262.80	2/9/2022	—		—
	619	—		37.80	3/7/2023	—		—
	18,000	—		31.80	12/5/2023	—		—
	—	13,333	(2)	3.30	11/9/2025	—		—
	—	—		—	—	8,816	(3)	27,771

Robert L Johnson	100	—		921.60	2/20/2018	—		—
	114	—		921.60	2/20/2018	—		—
	102	—		471.60	5/6/2020	—		—
	328			284.40	1/25/2021	—		—
	142	—		262.80	2/9/2022	—		—
	347			37.80	3/7/2023	—		—
	10,000			31.80	12/5/2023	—		—
	—	7,333	(2)	3.30	11/9/2025
	—	—		—	—	4,941	(3)	15,565

Adam L Shelton	305	—		725.40	4/24/2016	—		—
	133	—		921.60	2/20/2018	—		—
	116	—		921.60	2/20/2018	—		—
	105	—		471.60	5/6/2020	—		—
	328	—		284.40	1/25/2021	—		—
	144	—		262.80	2/9/2022	—		—
	353			37.80	3/7/2023	—		—
	10,000			31.80	12/5/2023	—		—
	—	7,333	(2)	3.30	11/9/2025	—		—
						5,038	(3)	15,872

(1)	These options are fully vested.
(2)	These shares vested 50% on November 9, 2016 and the remaining 50% vested on November 9, 2017.
(3)	These shares will vest on December 4, 2016.
(4)	The market value is calculated using the closing share price of our common stock of $3.15 on December 31, 2015.

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Securities Exchange Act of 1934, we are giving our stockholders the opportunity to vote, on an advisory basis, to approve our executive compensation. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. We currently include this advisory vote on our executive compensation every three years.

Our executive compensation is described under the heading “Executive Compensation”. Our Compensation Committee reviews and approves salaries, bonuses, and other benefits payable to the executive officers. We maintain a bonus plan for executive officers and selected other members of senior management. In 2015, our Compensation Committee decided, based on economic conditions, and taking into consideration the company’s performance, to not award cash bonuses to executive officers based on financial objectives in 2015.

We will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Superconductor Technologies Inc. hereby approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Superconductor Technologies Inc.’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K.”

This vote is advisory, and therefore not binding on us, our Board or our Compensation Committee. However, our Board and Compensation Committee value the opinions that our stockholders express in their votes and will consider the outcome of this vote when considering future executive compensation arrangements as they deem appropriate. Abstentions and broker non-votes will result in the above resolution receiving fewer votes.

Unless otherwise instructed, the proxies will vote “for” the above resolution.

Board Recommendation

Our Board recommends that you vote “For” the Approval of the Advisory Vote on Executive Compensation.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Marcum LLP, an independent registered public accounting firm, to audit our financial statements for 2016. Our Audit Committee is submitting its selection to our stockholders for ratification. Marcum LLP has served as our auditor since October 2010 and has no financial interest of any kind in us except the professional relationship between auditor and client. A representative of Marcum LLP is expected to attend our Annual Meeting, and will be afforded an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions by stockholders.

Required Vote

This proposal requires the affirmative vote of a majority of the votes cast on the proposal. Stockholders may vote “for” or “against” the proposal, or they may abstain from voting on the proposal. Abstentions will count as a vote against and broker non-votes will not have any effect on the outcome of this proposal. In the event the stockholders do not approve this proposal, our Audit Committee will reconsider the appointment of Marcum LLP as our independent registered public accounting firm.

Board Recommendation

Our Board Recommends a Vote “For” the Ratification of the Appointment of our Independent Registered Public Accounting Firm.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).

Our Audit Committee reviews our financial reporting process on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Our Audit Committee has reviewed and discussed the audited financial statements with management. In addition, our Audit Committee has discussed with our independent registered public accounting firm the matters required to be discussed by Statements on Public Company Accounting Oversight Board Auditing Standard No. 16 “Communications with Audit Committees”.

Our Audit Committee has also received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the audit committee concerning independence, and has discussed with them their independence, including whether their provision of other non-audit services to us is compatible with maintaining their independence.

Our Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for the audit. Our Audit Committee meets with them, with and without management present to discuss the results of their examinations, the evaluation of our internal controls and the overall quality of our reporting.

Based upon the review and discussions referred to in the foregoing paragraphs, our Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for 2015 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Dan L. Halvorson (Chairman)

Martin A. Kaplan

Lynn J. Davis

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee regularly reviews and determines whether specific non-audit projects or expenditures with our independent registered public accounting firm, Marcum LLP, potentially affects its independence. Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by Marcum LLP. Pre-approval is generally provided by our Audit Committee for up to one year, as detailed as to the particular service or category of services to be rendered, and is generally subject to a specific budget. Our Audit Committee may also pre-approve additional services of specific engagements on a case-by-case basis.

The following table sets forth the aggregate fees billed to us by Marcum LLP for 2015 and 2014, all of which were pre-approved by our Audit Committee:

	Year Ended December 31,
	2015	2014
Audit fees(1)	$204,000	$190,350
All other fees(2)	$32,000	$10,000

Total	$236,000	$200,350

(1)	Includes fees for professional services rendered for the audit of our annual consolidated financial statements and review of our annual report on Form 10-K and for reviews of the condensed consolidated financial statements included in our quarterly reports on Form 10-Q for the first three quarters of 2015 and 2014.
(2)	These fees related to services rendered for our S-3 and S-1 registration statements.

TRANSACTIONS WITH RELATED PERSONS

None.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report on Form 10-K for the year ended December 31, 2015, as amended by an Amendment No.1, is being mailed to our stockholders along with this Proxy Statement.

OTHER MATTERS

We know of no other matters to be submitted at our Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board may recommend.

By Order of the Board of Directors,

JEFFREY A. QUIRAM President and Chief Executive Officer

Austin, Texas

September 20, 2016

DETACH HERE

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

SUPERCONDUCTOR TECHNOLOGIES INC.

ANNUAL MEETING OF STOCKHOLDERS

October 27, 2016

The undersigned stockholder of SUPERCONDUCTOR TECHNOLOGIES INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated September 20, 2016, and hereby appoints each of Jeffrey A. Quiram and William J. Buchanan, or either of them, as proxy and attorney-in-fact with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Superconductor Technologies Inc. to be held on Thursday, October 27, 2016 at 9:00 a.m., local time, at the offices of Superconductor Technologies Inc., located at 9101 Wall Street, Austin, Texas 78754 and at any adjournment or adjournments thereof, and to vote all shares of capital stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

[SEE REVERSE SIDE] CONTINUED AND TO BE SIGNED ON REVERSE SIDE [SEE REVERSE SIDE]

[BACK OF PROXY]

DETACH HERE

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

☒	Please mark votes as in this example

1. TO ELECT ONE CLASS 3 DIRECTOR

Nominee: Dan L. Halvorson

☐ FOR NOMINEE	☐ WITHHOLD NOMINEE

2. APPROVAL OF ADVISORY VOTE ON EXECUTIVE COMPENSATION.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3. RATIFICATION OF THE SELECTION OF MARCUM LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF SUPERCONDUCTOR TECHNOLOGIES INC. FOR 2016.	FOR ☐	AGAINST ☐	ABSTAIN ☐

As to any other matters that may properly come before the meeting or any adjournments thereof, the proxy holders are authorized to vote in accordance with their best judgment.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT.	☐

PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE MEETING.	☐

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both must sign.)

Signature:	Date:

Signature:	Date:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE CLASS 3 DIRECTOR NOMINEE, FOR THE RESOLUTION APPROVING OUR EXECUTIVE COMPENSATION AND FOR THE RATIFICATION OF THE APPOINTMENT OF MARCUM LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF SUPERCONDUCTOR TECHNOLOGIES INC. FOR 2016. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXY HOLDERS TO VOTE AS TO ANY OTHER MATTERS THAT MAY BE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.